CALVERT IMPACT FUND, INC.

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

            The Fund listed below is entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated March 1, 1999, and will pay annual fees to CIAS pursuant to the Agreement.

            Calvert Impact Fund, Inc.

            Calvert Small Cap Fund – Class Y                0.25%

            For its services under this Administrative Services Agreement, CIAS is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a Series or Class commences operations, absent waivers.

CALVERT IMPACT FUND, INC.

            BY: ____________________________

                        William M. Tartikoff

                        Vice President and Secretary

                        Date: October ___, 2013

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.

            BY: ____________________________

                        Ronald M. Wolfsheimer

                        Executive Vice President, Chief Financial and Administrative Officer

                        Date: October ___, 2013

Effective Date: October 18, 2013